Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our report dated February 18, 2004, in Supplement No. 5 to the Prospectus related to the Registration Statement on Form S-11 (333-107066) of Wells Real Estate Investment Trust II, Inc. for the registration of 785,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 23, 2004